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                                                                      EXHIBIT 12

Universal Corporation and Subsidiaries

RATIO OF EARNINGS TO FIXED CHARGES

Years Ended June 30, 2000, 1999, 1998, 1997 and 1996

                                    2000     1999     1998     1997     1996
                                  -------- -------- -------- -------- --------
Pretax income from continuing
 operations                       $177,055 $197,719 $231,138 $171,941 $123,721
Distribution of earnings from
 unconsolidated affiliates           4,220      840      602    1,509      690
Fixed charges                       57,907   57,744   64,881   65,827   69,543
                                  -------- -------- -------- -------- --------

Earnings                          $239,182 $256,303 $296,621 $239,277 $193,954

Interest                          $ 56,869 $ 56,837 $ 63,974 $ 64,886 $ 68,754
Amortization of premiums and
 other                               1,038      907      907      941      789
                                  -------- -------- -------- -------- --------

Fixed Charges                     $ 57,907 $ 57,744 $ 64,881 $ 65,827 $ 69,543
Ratio of Earnings to Fixed
 Charges                              4.13     4.44     4.57     3.63     2.79